Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

XOOM CORPORATION

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

Xoom Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST: That the name of the Corporation is Xoom Corporation and that the Corporation was originally incorporated pursuant to the General Corporation Law on October 10, 2012 under the name Xoom Corporation.

SECOND: That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation, declaring said amendment and restatement to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Xoom Corporation (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “General Corporation Law”).

ARTICLE IV

A. Authorization of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that the Corporation is authorized to issue is 221,726,665. The total number of shares of common stock authorized to be issued is 135,000,000, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 86,726,665, par value $0.0001 per share (the “Preferred Stock”), of which 181,722 shares are designated as “Series A Preferred Stock”, 10,411,625 shares are designated as “Series B Preferred Stock”, 13,650,896 shares are designated as “Series C Preferred Stock”, 5,682,948 shares are designated as “Series C-1 Preferred Stock”, 17,062,711 shares are designated as “Series D Preferred Stock”, 18,436,763 shares are designated as “Series E Preferred Stock” and 21,300,000 shares are designated as “Series F Preferred Stock”.

B. Rights, Preferences, Privileges and Restrictions of Common Stock and Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock and Preferred Stock are as set forth below in this Article IV(B).

1. Definitions.

For purposes of this Article IV, the following definitions shall apply:

(a) “Conversion Price” means $0.20 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.46388 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.87911 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.87911 per share for the Series C-1 Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $0.87911 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein), $1.10058 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein) and $2.86234 per share for the Series F Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(b) “Corporation” means Xoom Corporation.

(c) “Convertible Securities” means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(d) “Distribution” means the transfer of cash or other property without consideration whether by way of dividend or otherwise, other than dividends on Common Stock payable in Common Stock, or the purchase or redemption of shares of the Corporation for cash or property other than: (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of repurchase at original cost, or (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for that right (so long as such repurchase is unanimously approved by the Board of Directors).

(e) “Dividend Rate” means an annual rate of 8% of the Original Issue Price for the Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(f) “Liquidation Preference” means $0.20 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.46388 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.87911 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.87911 per share for the Series C-1 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.87911 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $1.10058 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and $2.86234 per share for the Series F Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(g) “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities.

(h) “Original Issue Price” means $0.20 per share for the Series A Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.46388 per share for the Series B Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.87911 per share for the Series C Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.87911 per share for the Series C-1 Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $0.87911 per share for the Series D Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein), $1.10058 per share for the Series E Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein) and $2.86234 per share for the Series F Preferred Stock (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(i) “Preferred Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series C-1 Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

(j) “Recapitalization” means any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

2. Dividend Provisions.

(a) Preferred Stock. In any calendar year, the holders of outstanding shares of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock shall be entitled to receive dividends, on a pro-rata, pari passu basis, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, respectively, payable in preference and priority to any declaration or payment of any Distribution on Series C-1 Preferred Stock, Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock of the Corporation in such calendar year. In any calendar year and subject to the prior dividend rights of the Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, the holders of outstanding shares of Series C-1 Preferred Stock and Series C Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series C-1 Preferred Stock and Series C Preferred Stock, respectively payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. In any calendar year and subject to the prior dividend rights of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock and Series C Preferred Stock, the holders of outstanding shares of Series B Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series B Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. In any calendar year and subject to the prior dividend rights of the Series F Preferred Stock, Series E Preferred Stock, Series D Preferred Stock, Series C-1 Preferred Stock, Series C Preferred Stock and the Series B Preferred Stock, the holders of outstanding shares of Series A Preferred Stock shall be entitled to receive dividends, when and as declared by the Board of Directors, out of any assets at the time legally available therefor, at the Dividend Rate specified for shares of Series A Preferred Stock payable in preference and priority to any declaration or payment of any Distribution on Common Stock of the Corporation in such calendar year. No Distributions shall be made with respect to the Common Stock until all declared dividends on the Preferred Stock have been paid or set aside for payment to the Preferred Stock holders. The right to receive dividends on shares of Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of Preferred Stock by reason of the fact that dividends on shares of Preferred Stock are not declared or paid in any calendar year.

(b) Additional Dividends. After the payment or setting aside for payment of the dividends as described in Section 2(a), any additional dividends (other than dividends on Common Stock payable solely in Common Stock) declared or paid in any fiscal year shall be declared or paid among the holders of the Preferred Stock and Common Stock then outstanding in proportion to the greatest whole number of shares of Common Stock which would be held by each such holder if all shares of Preferred Stock were converted at the then-effective Conversion Rate (as defined in Section 4).

(c) Non-Cash Distributions. Whenever a Distribution provided for in this Section 2 shall be payable in property other than cash, the value of the Distribution shall be deemed to be the fair market value of the property as determined in good faith by the Board of Directors.

3. Liquidation Rights.

(a) Liquidation Preference. Upon any Liquidation Event, the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock shall be entitled to receive, on a pro-rata basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series C-1 Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series F Preferred Stock, Series E Preferred Stock and Series D Preferred Stock, as appropriate, and (ii) all declared but unpaid dividends (if any) on such share of Series F Preferred Stock, Series E Preferred Stock or Series D Preferred Stock, as appropriate. After payment of the liquidation preference to the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock, the holders of the Series C-1 Preferred Stock and the holders of the Series C Preferred Stock shall be entitled to receive, on a pro-rata and pari passu basis, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock, Series A Preferred Stock or Series B Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series C-1 Preferred Stock or Series C Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series C-1 Preferred Stock or Series C Preferred Stock, as appropriate and (ii) all declared but unpaid dividends (if any) on such share of Series C-1 Preferred Stock or Series C Preferred Stock, as appropriate. After payment of the liquidation preference to the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock, the Series C-1 Preferred Stock and the Series C Preferred Stock, the holders of the Series B Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock or Series A Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series B Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series B Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series B Preferred Stock. After payment of the liquidation preference to the holders of the Series F Preferred Stock, the Series E Preferred Stock, the Series D Preferred Stock, the Series C-1 Preferred Stock, the Series C Preferred Stock and the Series B Preferred Stock, the holders of the Series A Preferred Stock shall be entitled to receive, prior and in preference to any Distribution of any of the assets of the Corporation to the holders of the Common Stock by reason of their ownership of Common Stock, an amount per share for each share of Series A Preferred Stock held by them equal to the sum of (i) the Liquidation Preference specified for such share of Series A Preferred Stock and (ii) all declared but unpaid dividends (if any) on such share of Series A Preferred Stock. If, upon the Liquidation Event, the assets of the Corporation legally available for distribution to the holders of the Preferred Stock are insufficient to permit the payment to the holders of the full amounts specified in this Section 3(a), then the entire assets of the Corporation legally available for distribution shall be distributed with equal priority and pro rata first among the holders of the Series F Preferred Stock, the Series E Preferred Stock and the Series D Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) until such holders have received the full preference amount described above, second, among the holders of Series C-1 Preferred Stock and the holders of the Series C Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this

Section 3(a) until such holders have received the full preference amount described above, third, among the holders of the Series B Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a) until such holders have received the full preference amount described above and, fourth, among the holders of the Series A Preferred Stock in proportion to the full amounts they would otherwise be entitled to receive pursuant to this Section 3(a).

(b) Remaining Assets. After the payment or setting aside for payment to the holders of Preferred Stock of the full amounts specified in Section 3(a), the entire remaining assets of the Corporation legally available for distribution shall be distributed pro rata to holders of the Common Stock of the Corporation in proportion to the number of shares of Common Stock held by them.

(c) Shares not Treated as Both Preferred Stock and Common Stock in any Distribution. Shares of Preferred Stock shall not be entitled to be converted into shares of Common Stock in order to participate in any Distribution, or series of Distributions, as shares of Common Stock, without first forgoing participation in the Distribution, or series of Distributions, as shares of Preferred Stock.

(d) Deemed Conversion. Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether the holder actually converted) the holder’s shares of the series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, the holder would receive, in the aggregate, an amount greater than the amount that would be distributed to the holder if the holder did not convert that series of Preferred Stock into shares of Common Stock. If any holder is deemed to have converted shares of Preferred Stock into Common Stock pursuant to this Section 3(d), then the holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e) Reorganization. For purposes of this Section 3, a “Liquidation Event” shall include (i) an acquisition of the Corporation or any other transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to the transaction retain (either by the voting securities remaining outstanding or by the voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by the holders prior to the transaction, a majority of the total voting power represented by the voting securities of the Corporation or the surviving entity outstanding immediately after the transaction or series of transactions; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Corporation (including the exclusive license of all or substantially all of the Corporation’s intellectual property); or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

(f) Valuation of Non-Cash Consideration. If any assets of the Corporation distributed to stockholders in connection with any Liquidation Event are other than cash, then the value of the assets shall be their fair market value as determined in good faith by the Board of Directors, except that any publicly-traded securities to be distributed to stockholders in a Liquidation Event shall be valued as follows:

(i) If the securities are then traded on a national securities exchange or a national quotation system, then the value of the securities shall be deemed to be to the average of the closing prices of the securities on that exchange or system over the ten (10) trading day period ending five (5) trading days prior to the Distribution;

(ii) if the securities are actively traded over-the-counter, then the value of the securities shall be deemed to be the average of the closing bid prices of the securities over the ten (10) trading day period ending five (5) trading days prior to the Distribution.

In the event of a merger or other acquisition of the Corporation by another entity, the Distribution date shall be deemed to be the date the transaction closes.

For the purposes of this Section 3(f), “trading day” means any day which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be: (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the regular hours trading period that is generally accepted as such for the exchange, market or system. If, after the date hereof, the benchmark times generally accepted in the securities industry for determining the market price of a stock as of a given trading day change from those set forth above, the fair market value shall be determined as of the other generally accepted benchmark times.

(g) Notice of Liquidation Event. The Corporation shall give each holder of record of Preferred Stock written notice of any impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve the transaction, or twenty (20) days prior to the closing of the transaction, whichever is earlier, and shall also notify the holders in writing of the final approval of the transaction. The first of these notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 3, and the Corporation shall thereafter give the holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; provided, however, that, subject to compliance with the General Corporation Law, these periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as a separate series, and on an as-converted to Common Stock basis). All such notices shall be delivered by certified U.S. mail or express courier, postage prepaid, to the address of the holders set forth in the books and records of the Corporation.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of the share at the office of the Corporation or any transfer agent for the Preferred Stock, into that number of fully-paid, nonassessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for that series. (The number of shares of Common Stock into which each share of Preferred Stock of a series may be converted is hereinafter referred to as the “Conversion Rate” for each series.) Upon any decrease or increase in the Conversion Price for any series of Preferred Stock, as described in this Section 4, the Conversion Rate for that series shall be appropriately increased or decreased.

(b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for that share (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to a registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate net proceeds to the Corporation are not less than $20,000,000, or (ii) upon the receipt by the Corporation of a written request for conversion from the holders of a majority of the Preferred Stock then outstanding, or, if later, the effective date for conversion specified in the request (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).

(c) Mechanics of Conversion. No fractional shares of Common Stock shall be issued upon conversion of Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to the fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors. For this purpose, all shares of Preferred Stock to be so converted held by each holder of Preferred Stock shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash. Before any holder of Preferred Stock shall be entitled to convert the Preferred Stock into full shares of Common Stock, and to receive certificates therefor, he shall either (A) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock or (B) notify the Corporation or its transfer agent that the certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation and its transfer agent from any loss incurred by them in connection with the certificates, and shall give written notice to the Corporation at its office that he elects to convert the shares represented by the lost, stolen or destroyed certificate; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of those shares and whether or not the certificates representing those shares are surrendered to the Corporation or its transfer agent; provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon the Automatic Conversion Event unless either the certificates evidencing the shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that the certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the

Corporation and its transfer agent from any loss incurred by them in connection with the certificates. On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon the conversion, notwithstanding that the certificates representing the shares of Preferred Stock were not surrendered at the office of the Corporation, that notice from the Corporation was not received by any holder of record of shares of Preferred Stock, or that the certificates evidencing the shares of Common Stock were not then actually delivered to the holder.

The Corporation shall, as soon as practicable after delivery, or after receipt of an agreement of indemnification, issue and deliver to the holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock. The conversion shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon the conversion shall be treated for all purposes as the record holder or holders of the shares of Common Stock on that date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale or liquidation of the Corporation, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing of such transaction, in which event the person(s) entitled to receive the Common Stock issuable upon such conversion of the Preferred Stock shall not be deemed to have converted the Preferred Stock until immediately prior to the closing of such transaction.

(d) Adjustments to Conversion Price for Diluting Issues.

(i) Special Definition. For purposes of this Section 4(d), “Additional Shares of Common” shall mean all shares of Common Stock issued (or, pursuant to Section 4(d)(iii), deemed to be issued) by the Corporation after the filing of this Amended and Restated Certificate of Incorporation, other than:

(1) shares of Common Stock and options, warrants or other rights to purchase Common Stock issued to employees, officers or directors of, or consultants, contractors or advisors to, the Corporation or any subsidiary, in each case so long as such issuance (A) is pursuant to a restricted stock purchase agreement, stock option plan or similar arrangement approved by the Board of Directors and (B) is for the primary purpose of soliciting or retaining their services;

(2) shares of Common Stock issued upon the exercise or conversion of Options or Convertible Securities outstanding as of the date of filing of this Amended and Restated Certificate of Incorporation;

(3) shares of Common Stock issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to Sections 4(e), 4(f) and 4(g);

(4) shares of Common Stock issued in a registered public offering under the Securities Act pursuant to which all outstanding shares of Preferred Stock are automatically converted into Common Stock pursuant to an Automatic Conversion Event;

(5) shares of Common Stock issued (for consideration other than cash) pursuant to the bona fide acquisition of another corporation, limited liability company, partnership or other business entity by the Corporation by merger, purchase of substantially all of the assets or other reorganization, provided, that such issuances are approved by the Board of Directors;

(6) shares of Common Stock issued or issuable to banks, equipment lessors or other similar financial institutions pursuant to a debt financing or commercial leasing transaction, in each case so long as such issuance (A) is approved by the Board of Directors and (B) is for other than primarily equity financing purposes;

(7) shares of Common Stock issued or issuable in connection with collaboration, joint venture, development or other similar strategic partnerships approved by the Board of Directors; and

(8) shares of Common Stock issued to suppliers or third party service providers as compensation or incentive for the provision of goods or services to the Corporation (other than to employees, directors or individual consultants), in each case so long as such issuance (A) is pursuant to a business transaction approved by the Board of Directors and (B) is for other than primarily equity financing purposes.

(ii) No Adjustment of Conversion Price. No adjustment in the Conversion Price of a particular series of Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to Section 4(d)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect, as of immediately prior to the issuance, for that series of Preferred Stock.

(iii) Deemed Issue of Additional Shares of Common. If the Corporation at any time or from time to time after the date of the filing of this Amended and Restated Certificate of Incorporation issues any Options or Convertible Securities or fixes a record date for the determination of holders of any class of securities entitled to receive any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of that number) of Common Stock issuable upon the exercise of the Options or, in the case of Convertible Securities, the conversion or exchange of the Convertible Securities or, in the case of Options for Convertible Securities, the exercise of the Options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of the issuance or, if a record date has been fixed, as of the close of business on the record date, provided that in any such case in which shares are deemed to be issued:

(1) no further adjustment in the Conversion Price of any series of Preferred Stock shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock in connection with the exercise of the Options or conversion or exchange of the Convertible Securities;

(2) if the Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of the Options or Convertible Securities such as this Section 4(d) or pursuant to Recapitalization provisions of the Options or Convertible Securities such as Sections 4(e), 4(f) and 4(g)), the Conversion Price of each series of Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect the change as if the change had been in effect as of the original issuance (or upon the occurrence of the record date with respect thereto);

(3) no readjustment pursuant to Section 4(d)(iii)(2) shall have the effect of increasing the Conversion Price of a series of Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and the readjustment date;

(4) upon the expiration of any Options or any rights of conversion or exchange under Convertible Securities which have not been exercised, the Conversion Price of each series of Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon the expiration, be recomputed as if:

a. in the case of Convertible Securities or Options for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock, if any, actually issued upon the exercise of the Options or the conversion or exchange of the Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such exercised Options plus the consideration actually received by the Corporation upon the exercise or for the issuance of all Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon the conversion or exchange, and

b. in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of the Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of the exercised Options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(d)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised; and

c. if the record date has been fixed and the Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on the record date shall be cancelled as of the close of business on the record date, and thereafter the Conversion Price shall be adjusted pursuant to this Section 4(d)(iii) as of the actual date of their issuance.

(iv) Adjustment of Conversion Price Upon Issuance of Additional Shares of Common Stock. If the Corporation issues Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 4(d)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of a series of Preferred Stock in effect on the date of and immediately prior to the issuance, then, the Conversion Price of the affected series of Preferred Stock shall be reduced, concurrently with the issuance, to a price (calculated to the nearest cent) determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance (which figure shall include the shares of Common Stock issuable upon conversion of any outstanding shares of Preferred Stock) plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at the Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance (which figure shall include the shares of Common Stock issuable upon conversion of any outstanding shares of Preferred Stock) plus the number of Additional Shares of Common so issued. Notwithstanding the foregoing, the Conversion Price shall not be reduced at that time if the amount of the reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to that amount at the time of, and together with, any subsequent reduction which, together with that amount and any other amounts so carried forward, equal $0.01 or more in the aggregate. For the purposes of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities and all outstanding Options shall be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section 4(d), the consideration received by the Corporation for the issuance (or deemed issuance) of any Additional Shares of Common shall be computed as follows:

(1) The consideration shall:

a. insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance;

b. insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of the issuance, as determined in good faith by the Board of Directors irrespective of any accounting treatment; and

c. if Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of the consideration so received, computed as provided in Section 4(d)(v)(1)(a)-(b), as reasonably and determined in good faith by the Board of Directors.

(2) The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 4(d)(iii) shall be determined by dividing

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of the Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of the consideration) payable to the Corporation upon the exercise of the Options or the conversion or exchange of the Convertible Securities, or in the case of Options for Convertible Securities, the exercise of the Options for Convertible Securities and the conversion or exchange of the Convertible Securities by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of that number) issuable upon the exercise of the Options or the conversion or exchange of the Convertible Securities.

(e) Adjustments for Subdivisions or Combinations of Common Stock. If the outstanding shares of Common Stock are subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of each series of Preferred Stock in effect immediately prior to the subdivision shall, concurrently with the effectiveness of the subdivision, be proportionately decreased. If the outstanding shares of Common Stock are combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to the combination shall, concurrently with the effectiveness of the combination, be proportionately increased.

(f) Adjustments for Subdivisions or Combinations of Preferred Stock. If the outstanding shares of Preferred Stock or a series of Preferred Stock are subdivided (by stock split, by payment of a stock dividend or otherwise) into a greater number of shares of Preferred Stock, then the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to the subdivision shall, concurrently with the effectiveness of the subdivision, be proportionately decreased. If the outstanding shares of Preferred Stock or a series of Preferred Stock are combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, then the Original Issue Price and Liquidation Preference of the affected series of Preferred Stock in effect immediately prior to the combination shall, concurrently with the effectiveness of the combination, be proportionately increased.

(g) Adjustments for Reclassification, Exchange and Substitution. Subject to Section 3 (“Liquidation Rights”), if the Common Stock issuable upon conversion of the Preferred Stock is changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, each holder of the Preferred Stock shall have the right thereafter to convert the shares of Preferred Stock into a number of shares of the other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of the series of Preferred Stock immediately before that change would have been entitled to receive in the reorganization or reclassification, all subject to further adjustment as provided herein with respect to the other shares.

(h) Notice of Record Date. If the Corporation (i) takes a record of the holders of any class of securities for the purpose of determining the holders who are entitled to receive any dividend (other than a cash dividend) or other distribution or (ii) Recapitalizes the Common Stock, the Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of the dividend or distribution or for determining rights to vote in respect of the matters referred to in clause (ii), and the amount and character of the dividend or distribution. No event description in clause (i) or (ii) shall take place sooner than ten (10) days after the Corporation has given the first notice provided for herein (or sooner than ten (10) days after the Corporation has given notice of any material changes in the terms of the transaction); provided, however, that, subject to compliance with applicable law, these periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of Preferred Stock. All such notices shall be delivered by certified U.S. mail or express courier, postage prepaid, to the address of the holders set forth in the books and records of the Corporation.

(i) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute the adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth the adjustment or readjustment and showing in detail the facts upon which the adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to the holder a like certificate setting forth (i) the adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Stock.

(j) Waiver of Adjustment of Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived by the consent or vote of the holders of the majority of the outstanding shares of the series. Any such waiver shall bind all future holders of shares of that series of Preferred Stock.

(k) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as is sufficient for that purpose.

5. Voting Rights.

(a) Restricted Class Voting. Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together and not as separate classes.

(b) Series Voting.

(i) Except as set forth in Sections 5(b)(ii) and (iii) of this Article IV, and other than as otherwise provided herein or required by law, there shall be no series voting.

(ii) As long as any shares of Series F Preferred Stock are issued and outstanding, the Corporation shall not whether by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 60% of the outstanding shares of Series F Preferred (A) increase or decrease (other than for decreases resulting from conversion of the Series F Preferred Stock) the authorized number of shares of Series F Preferred Stock or (B) alter, amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws if such alteration, amendment or waiver would adversely affect any of the rights, preferences or privileges of the holders of shares of Series F Preferred Stock.

(iii) As long as any shares of Series E Preferred Stock are issued and outstanding, the Corporation shall not whether by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of Series E Preferred (A) increase or decrease (other than for decreases resulting from conversion of the Series E Preferred Stock) the authorized number of shares of Series E Preferred Stock or (B) alter, amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws if such alteration, amendment or waiver would adversely affect any of the rights, preferences or privileges of the holders of shares of Series E Preferred Stock.

(c) Preferred Stock. Each holder of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Preferred Stock held by the holder could be converted as of the record date. The holders of shares of the Preferred Stock shall be entitled to vote on all matters on which the Common Stock are entitled to vote. Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d) Election of Directors. The holders of the Series D Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series D Director”). The holders of the Series C-1 Preferred Stock and the holders of the Series C Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series C Director”). The holders of the Series B Preferred Stock, voting as a separate class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (the “Series B Director”, together with the Series D Director and Series C Director, each a “Preferred Director” and together the “Preferred Directors” ). The holders of the Common Stock and the Series A Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of the Common Stock and the Preferred Stock, voting together as a single class, shall be entitled to elect one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. The holders of the Common Stock, voting as a separate class, shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors. Any additional members of the Corporation’s Board of Directors shall be elected by the holders of the Common Stock and the Preferred Stock, voting together as a single class. If a vacancy on the Board of Directors is for a director elected by a class or classes of stockholders pursuant to this Section 5(d), then the holders of a majority of the total number of shares then outstanding of that class or classes may elect a successor to fill that vacancy; provided, however, that filling a vacancy by written consent of the stockholders shall require the unanimous written consent of the holders of the shares then outstanding of that class or classes entitled to elect such director, if such vacancy was created by the removal of a director.

(e) Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Amended and Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6. Amendments and Changes.

Subject to the series voting provisions set forth in Section 5(b), as long as any of the Preferred Stock is issued and outstanding, the Corporation shall not, whether by merger, reclassification or otherwise without first obtaining the approval (by vote or written consent as provided by law) of the holders of more than 50% of the outstanding shares of the Preferred Stock:

(a) amend, alter or change the rights, preferences, privileges or powers of, or restrictions provided for the benefit of the Preferred Stock or any series thereof;

(b) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(c) authorize or create any new class or series of equity security (including any other security convertible into or exercisable for any such equity security) having rights, preferences or privileges with respect to dividends or payments upon liquidation senior to or on a parity with any series of Preferred Stock;

(d) enter into any transaction or series of related transactions deemed to be a Liquidation Event pursuant to Section 3(e);

(e) take any action which results in the redemption of any shares of Preferred Stock or Common Stock (other than the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Corporation pursuant to which the Corporation has an option to repurchase such shares at cost upon occurrence of certain events);

(f) increase the aggregate number of shares of Common Stock reserved for issuance in connection with the Corporation’s stock option and restricted stock plans above 15,400,000 (except in the event of a Recapitalization);

(g) voluntarily liquidate or dissolve;

(h) change the authorized number of members of the Board of Directors;

(i) declare or pay any Distribution (as defined in Section 1(d)) with respect to the Preferred Stock or Common Stock of the Corporation; or

(j) amend or waive any provision of the Corporation’s Certificate of Incorporation or Bylaws.

7. Reissuance of Preferred Stock. If any shares of Preferred Stock are converted pursuant to Section 4 or otherwise repurchased by the Corporation, the shares so converted, redeemed or repurchased shall be cancelled and shall not be issuable by the Corporation.

8. Notices. Any notice required by the provisions of this Article IV to be given to the holders of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at the holder’s address appearing on the books of the Corporation.

ARTICLE V

Except as otherwise provided in this Amended and Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of the Corporation.

ARTICLE VI

The number of directors of the Corporation shall be determined in the manner set forth in the Bylaws of the Corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE IX

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any amendment, repeal or modification of the foregoing provisions of this Article IX by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such amendment, repeal or modification.

ARTICLE X

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law or the Corporation’s Certificate of Incorporation or Bylaws, or (iv) any action asserting a claim against the Corporation governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Corporation (and any other persons to which General Corporation Law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to the Corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XII shall not adversely affect any right or protection of a director, officer, employee, agent or other person existing at the time of, or increase the liability of any such person with respect to any acts or omissions of such person occurring prior to, such amendment, repeal or modification.

ARTICLE XIII

To the extent one or more sections of any other state corporations code setting forth minimum requirements for the Corporation’s retained earnings and/or net assets are applicable to the Corporation’s repurchase of shares of Common Stock, such code sections shall not apply, to the greatest extent permitted by applicable law, in whole or in part with respect to repurchases by the Corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for the Corporation or any subsidiary pursuant to agreements under which the Corporation has the right to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment. In the case of any such repurchases, distributions by the Corporation may be made without regard to the “preferential dividends arrears amount” or any “preferential rights amount,” as such terms may be defined in such other state’s corporations code.

* * *

THIRD: The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH: That said Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of the Corporation’s Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 12th day of October, 2012.

/s/ John Kunze
John Kunze, President